Exhibit 99.1

Date:	Feb. 9, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Holdings Prices Initial Public Offering

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) announced today that it has priced its initial public offering of 22 million common units at a price of $24.50 per unit. The common units will begin trading tomorrow on the New York Stock Exchange under the ticker symbol “MGG”.

Net proceeds from this offering will be used to make a distribution to the owner of the partnership’s general partner.

Magellan Midstream Holdings, L.P. owns the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), a publicly traded partnership that primarily transports, stores and distributes refined petroleum products.

This offering represents an approximate 35% limited partner interest in Magellan Midstream Holdings, L.P. and is expected to close on Feb. 15, 2006. The underwriters have been granted a 30-day option to purchase up to an additional 3.3 million common units.

Citigroup Global Markets Inc., Lehman Brothers Inc., Goldman, Sachs & Co. and Wachovia Capital Markets, LLC acted as joint book-running managers. In addition, A.G. Edwards & Sons, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Oppenheimer & Co. Inc., Raymond James & Associates, Inc. and RBC Capital Markets Corporation acted as co-managers for this offering.

A copy of the prospectus relating to these securities may be obtained from any of the underwriters, including Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220, phone: 718-765-6732; or Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, fax: 631-254-7268.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own and control the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP), a publicly traded partnership that primarily transports, stores and distributes refined petroleum products.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.